Exhibit 99.1

SIGNET JEWELERS LIMITED ANNOUNCES CLOSING OF $400,000,000 SENIOR NOTES OFFERING

HAMILTON, Bermuda, May 19, 2014 — Signet Jewelers Limited (“Signet”, NYSE and LSE: SIG) today announced the closing of the offering of $400 million senior unsecured notes due 2024 by Signet UK Finance plc (a wholly owned indirect subsidiary of Signet, the “Issuer”).

The Notes

Signet and certain subsidiaries of Signet fully and unconditionally guarantee the payment obligations of the notes. The notes will bear interest at a rate of 4.700% per year and mature on June 15, 2024. Interest on the notes will be payable semi-annually on June 15 and December 15 of each year, commencing December 15, 2014. The sale of the notes closed May 19, 2014.

Signet intends to use the net proceeds from the offering to pay a portion of the consideration for its proposed acquisition of Zale Corporation.

J.P. Morgan Securities LLC, Fifth Third Securities, Inc. and PNC Capital Markets LLC acted as joint book-running managers for the offering.

The offering was made pursuant to an effective registration statement filed previously with the Securities and Exchange Commission. The offering was made only by means of a prospectus and accompanying related prospectus supplement which may be obtained from: J.P. Morgan Securities LLC, Attention: Investment Grade Syndicate Desk, 3rd Floor, 383 Madison Avenue, New York, New York, 10179 or telephone collect at (212) 834-4533.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful under the securities laws of any such state.

Forward Looking Statements

This announcement may contain forward-looking statements within the meaning of the securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. These statements include statements regarding, among other things, the anticipated use of proceeds. These forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties, including but not limited to market conditions and such other factors as may be discussed in Signet’s filings with the Securities and Exchange Commission. Signet undertakes no obligation to update any filings to reflect events or circumstances occurring after the date of this announcement.

Signet Contacts

For further information please contact:

James Grant, VP Investor Relations, Signet Jewelers	+1 (330) 668-5412